Exhibit 21

SUBSIDIARIES OF SUMMIT MATERIALS, INC.

SUBSIDIARIES OF SUMMIT MATERIALS, LLC

(as of February 19, 2016)

Name	Jurisdiction of Organization or Incorporation
Alleyton Resource Company, LLC	Delaware
Alleyton Services Company, LLC	Delaware
American Materials Company, LLC	North Carolina
American Materials Company of South Carolina, LLC	South Carolina
Austin Materials Company, LLC	Delaware
B&B Resources, Inc.	Utah
Bourbon Limestone Company	Kentucky
Buckhorn Materials, LLC	South Carolina
Colorado County Sand & Gravel Company, L.L.C.	Texas
Con-Agg of MO, L.L.C.	Missouri
Concrete Supply of Topeka, Inc.	Kansas
Continental Cement Company, L.L.C.	Delaware
Cornejo & Sons, L.L.C.	Kansas
Elam Construction, Inc.	Colorado
Green America Recycling, LLC	Missouri
Hamm, Inc.	Kansas
Hinkle Contracting Company LLC	Kentucky
Industrial Asphalt, LLC	Texas
Kilgore Companies, LLC	Delaware
Kilgore Partners, L.P.	Utah
LeGrand Johnson Construction Co.	Utah
Lewis & Lewis, Inc.	Wyoming
Mainland Sand & Gravel ULC	British Columbia
N.R. Hamm Contractor, LLC	Kansas
N.R. Hamm Quarry, LLC	Kansas
Pelican Asphalt Company LLC	Texas
Penny’s Concrete and Ready Mix, L.L.C.	Kansas
RK Hall, LLC	Delaware
SCS Materials, LLC	Texas
Summit Materials Corporations I, Inc.	Delaware
Summit Materials Finance Corp.	Delaware
Summit Materials Holdings, LLC(1)	Delaware
Summit Materials Holdings II, LLC	Delaware
Summit Materials Holdings L.P.(1)	Delaware
Summit Materials Intermediate Holdings, LLC(1)	Delaware
Summit Materials International, LLC	Delaware
Summit Materials, LLC(1)	Delaware
Troy Vines, Incorporated	Texas

(1)	Subsidiary of Summit Materials, Inc. but not of Summit Materials, LLC.